Solar Senior Capital Ltd. Announces Quarter Ended September 30, 2015 Financial Results; Declares Monthly Distribution of $0.1175 per Share for November 2015

NEW YORK, NY -- (Marketwired - November 03, 2015) - Solar Senior Capital Ltd. (the "Company") (NASDAQ: SUNS), today reported net investment income earnings of $4.1 million, or $0.35 per share, for the quarter ended September 30, 2015. At September 30, 2015, net asset value (NAV) per share was $17.06. The fair value of the Company's investment portfolio was $339.6 million.

Solar Senior Capital also announced that its Board of Directors has declared a monthly distribution of $0.1175 per share for November 2015, which will be payable on December 1, 2015 to stockholders of record on November 19, 2015. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:
At September 30, 2015:
Investment portfolio fair value: $339.6 million
Number of portfolio companies: 47
Net assets: $196.8 million
Net asset value per share: $17.06

Investment Activity* for the Quarter Ended September 30, 2015
Gross investments made during the quarter: $26.8 million
Gross investments prepaid or sold during the quarter: $8.2 million

* Includes investment activity through the First Lien Loan Program.

Operating Results for the Quarter Ended September 30, 2015
Net investment income: $4.1 million
Net investment income per share: $0.35
Net realized and unrealized loss: $5.6 million
Net decrease in net assets from operations: $1.5 million

"We're pleased with our progress on ramping our first lien loan strategic joint venture, as well as the strong performance at Gemino Healthcare Finance. In the third quarter, both FLLP and Gemino increased their distributions to us, resulting in higher gross investment income," said Michael Gross, Chairman and CEO of Solar Senior Capital. "Additionally, our core portfolio of senior secured floating rate loans continues to be 100% performing, and we continue to have no direct energy exposure."

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, November 4, 2015. All interested parties may participate in the conference call by dialing (877) 726-5933 approximately 5-10 minutes prior to the call, international callers should dial (530) 379-4649. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 45069920 when prompted. A telephone replay will be available until November 18, 2015 and can be accessed by dialing (855) 859-2056 and using the passcode 45069920. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital's website, www.solarseniorcap.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Portfolio and Investment Activity

During the three months ended September 30, 2015, Solar Senior Capital had gross originations of $26.8 million of senior secured loans, including $5.3 million in Solar Senior Capital and $21.5 million through the First Lien Loan Program (the "FLLP") through which SUNS co-invests with VOYA Investment Management to fund first lien senior secured loans. During that same period, gross repayments or sales totaled $8.2 million.

At September 30, 2015, our portfolio consisted of 47 portfolio companies with first lien senior secured loans representing 88.6% of the total fair value, consisting of 70.1% in first lien senior secured loans, 10.2% in Gemino Healthcare Finance whose diversified portfolio consists entirely of asset-backed, first lien senior secured loans, and 8.3% in FLLP whose portfolio also consists entirely of first lien senior secured loans. Second lien loans accounted for 10.4% of portfolio fair value. The remaining portfolio fair value was comprised of 1.0% unsecured debt and [less than 0.1]% common equity, excluding Gemino and FLLP.

The fair value of the FLLP's investment portfolio was $75.2 million at September 30, 2015, consisting of first lien floating rate senior secured loans to 15 different borrowers with an average loan balance of $5.0 million. At September 30, 2015, the weighted average yield of FLLP's portfolio was 6.3%, measured at fair value. During the quarter ended September 30, 2015, FLLP distributed $0.6 million to Solar Senior Capital, resulting in an annualized distribution yield, at cost, of approximately 7.6%, compared to 6.1% in the prior quarter.

At September 30, 2015, Gemino Healthcare Finance's ("Gemino") $120.4 million funded portfolio consisted of senior secured loans from 34 issuers with an average loan balance of $3.5 million. All of the commitments from Gemino are floating rate senior secured loans. During the quarter ended September 30, 2015, Gemino funded new loans of $5.4 million and had $6.6 million of funded commitments repaid. During the quarter ended September 30, 2015, Gemino distributed $0.9 million to Solar Senior Capital, resulting in an annualized distribution yield, at cost, of approximately 10.8%, compared to 10.5% in the prior quarter.

At September 30, 2015, 100% of our investment portfolio was performing. Measured at fair value, the weighted average yield on our portfolio of investments was 7.2%.

At September 30, 2015, 94.5% or $320.8 million of the income producing investment portfolio* was floating rate and 5.5% or $18.7 million was fixed rate, measured at fair value.

Since the initial public offering of Solar Senior Capital on February 24, 2011 and through September 30, 2015, invested capital including investments through First Lien Loan Program totaled approximately $937 million in 97 different portfolio companies and represented transactions completed with more than 65 different financial sponsors.

* We have included Gemino and FLLP as 100% floating rate.

Results of Operations for the Three Months Ended September 30, 2015 compared to the Three Months Ended September 30, 2014

Investment Income

For the fiscal quarters ended September 30, 2015 and September 30, 2014, gross investment income totaled $6.5 million and $5.3 million, respectively. The increase in gross investment income year over year was primarily due to net portfolio growth including the ramp-up of the FLLP portfolio.

Net Expenses

Net expenses totaled $2.4 million and $1.8 million, respectively, for the fiscal quarters ended September 30, 2015 and September 30, 2014. The investment advisor elected to waive its incentive fee during the quarter ended September 30, 2015.

Net Investment Income

The Company's net investment income totaled $4.1 million or $0.35 per average share and $3.5 million or $0.31 per average share, for the fiscal quarters ended September 30, 2015 and September 30, 2014, respectively.

Net Realized and Unrealized Loss

For the fiscal quarters ended September 30, 2015 and September 30, 2014, the Company had net realized and unrealized losses of $5.6 million and $1.8 million respectively. Net realized and unrealized loss for the quarter ended September 30, 2015 is primarily due to depreciation in the value of our investments resulting from market conditions at quarter end.

Net Increase (Decrease) in Net Assets Resulting From Operations

For the fiscal quarters ended September 30, 2015 and September 30, 2014, the Company had a net decrease in net assets resulting from operations of $1.5 million and a net increase of $1.7 million, respectively. For the same periods, earnings (loss) per average share were $(0.13) and $0.15, respectively.

Liquidity and Capital Resources

At September 30, 2015, the Company had $146.8 million in borrowings outstanding on its $175 million Credit Facility and $28.2 million of unused capacity, subject to effective borrowing base limits.

At September 30, 2015, FLLP had $35.9 million in borrowings outstanding on its $75 million credit facility and $39.1 million of unused capacity, subject to borrowing base limitations. The FLLP revolving credit facility is non-recourse to Solar Senior Capital Ltd.

Including FLLP, the Company has $67.3 million of total available unused credit capacity, subject to borrowing base limits.

                         SOLAR SENIOR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                    (in thousands, except share amounts)

                                               September 30,
                                                    2015       December 31,
                                                (unaudited)       2014

                                               -------------  -------------
Assets
Investments at fair value:
  Companies less than 5% owned (cost: $277,826
   and $302,343, respectively)                 $     274,223  $     302,422
  Companies 5% to 25% owned (cost: $4,034 and
   $4,034, respectively)                               2,825          3,623
  Companies more than 25% owned (cost: $62,423
   and $32,839, respectively)                         62,584         34,421
                                               -------------  -------------
      Total investments (cost: $344,283 and
       $339,216, respectively)                       339,632        340,466
Cash                                                   4,404          7,471
Cash equivalents (cost: $30,159 and $35,000,
 respectively)                                        30,154         35,000
Interest receivable                                    1,520          1,029
Dividends receivable                                   1,066            442
Receivable for investments sold                           62             --
Prepaid expenses and other assets                        419            389
                                               -------------  -------------
    Total assets                               $     377,257  $     384,797
                                               -------------  -------------
Liabilities
Credit facility payable                        $     146,800  $     143,200
Payable for investments and cash equivalents
 purchased                                            30,159         35,000
Distributions payable                                  1,355          1,355
Management fee payable                                   882            798
Interest payable                                         289            277
Administrative services expense payable                  397            444
Other liabilities and accrued expenses                   565            204
                                               -------------  -------------
    Total liabilities                          $     180,447  $     181,278
                                               -------------  -------------

Net Assets
Common stock, par value $0.01 per share,
 200,000,000 and 200,000,000 common shares
 authorized, respectively, and 11,533,315 and
 11,533,315 issued and outstanding,
 respectively                                  $         115  $         115
Paid-in capital in excess of par                     211,449        211,449
Distributions in excess of net investment
 income                                               (4,418)        (3,529)
Accumulated net realized loss                         (5,680)        (5,766)
Net unrealized appreciation (depreciation)            (4,656)         1,250
                                               -------------  -------------
    Total net assets                           $     196,810  $     203,519
                                               =============  =============
Net Asset Value Per Share                      $       17.06  $       17.65
                                               =============  =============

                          SOLAR SENIOR CAPITAL LTD.
              CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                    (in thousands, except share amounts)

                                                    Three months ended
                                               ----------------------------
                                               September 30,  September 30,
                                                    2015           2014

                                               -------------  -------------
INVESTMENT INCOME:
Interest:
  Companies less than 5% owned                 $       4,948  $       4,447
  Companies 5% to 25% owned                               55             55
Dividends:
  Companies more than 25% owned                        1,433            820
Other income:
  Companies less than 5% owned                            74             --
  Companies more than 25% owned                           10             --
                                               -------------  -------------
    Total investment income                            6,520          5,322
                                               -------------  -------------
EXPENSES:
Management fees                                $         882  $         698
Performance-based incentive fees                         115             --
Interest and other credit facility expenses              895            556
Administrative services expense                          309            299
Other general and administrative expenses                349            241
                                               -------------  -------------
    Total expenses                                     2,550          1,794
Performance-based incentive fees waived                 (115)            --
                                               -------------  -------------
    Net expenses                                       2,435          1,794
                                               -------------  -------------
    Net investment income                      $       4,085  $       3,528
                                               -------------  -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain (loss) on investments and
 cash equivalents (companies less than 5%
 owned)                                        $          37  $          35
Net change in unrealized gain (loss) on
 investments and cash equivalents                     (5,617)        (1,817)
                                               -------------  -------------
      Net realized and unrealized gain (loss)
       on investments and cash equivalents            (5,580)        (1,782)
                                               -------------  -------------

NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS                     $      (1,495) $       1,746
                                               =============  =============
EARNINGS (LOSS) PER SHARE                      $       (0.13) $        0.15
                                               =============  =============

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
(212) 993-1670